EXHIBIT 99.1

                   HALIFAX ANNOUNCES FOURTH QUARTER
                   AND FISCAL 2004 FINANCIAL RESULTS

  Quarterly Revenues Up 18% Due to Strength of Enterprise Maintenance
                               Business;
      Year Over Year Shareholders' Equity Increases $7.3 Million


ALEXANDRIA, VA - May 27, 2004 - Halifax Corporation (AMEX:HX) today announced its financial results for the fourth quarter and fiscal year ended March 31,
2004.

For the year, revenues were $49.5 million versus $50.4 for fiscal 2003. The slight decline in revenues was due to reductions in hardware revenue, although this was nearly offset by the continued growth of enterprise maintenance services. The Company reported operating income of $1.1 million for fiscal 2004 compared to $1.3 million for the previous year. Net income for the current year was $4.2 million, or $1.60 per basic and $1.54 per diluted share, compared to $648,000, or $0.30 per basic and diluted share. The increase in net income was principally related to the recognition of a non-recurring income tax benefit of $3.8 million.

For the quarter ended March 31, 2004, revenues were $13.0 million versus $11.0 million for the comparable period in 2003, an increase of 18%. The revenue increase was due to growth in the high-availability enterprise maintenance business. The operating income was $205,000 for the fourth quarter of 2004 versus $309,000 for the same quarter of last year. Net income for the quarter ended March 31, 2004, was $3.8 million or $1.31 per basic and $1.25 per diluted share, versus $164,000, or $0.07 per basic and diluted share for the comparable quarter of fiscal 2003. The increase in net income was the result of the recognition of an income tax benefit of $3.8 million.

Charles McNew, president and chief executive officer, stated, "Fiscal 2004 was our third consecutive profitable year, and the fourth quarter represented our 12th straight quarter of profitability. In spite of a competitive marketplace, we have continued to grow our Enterprise Maintenance Solutions business and build wider recognition as an innovative leader in this high-potential IT services niche. Our balance sheet has significantly improved this past year, as evidenced by a $7.3 million increase in equity."

He added, "We remain cautiously optimistic about our future prospects, because we continue to build strong relationships with key global service provider partners and general economic conditions appear to be improving. The pipeline for our high-availability maintenance services is at an all-time record level and includes multiple nationwide long-term opportunities. We are beginning to book additional new technology deployment and integration services on a national and regional basis, and our secure network services horizon continues to be well funded and active, especially within the intelligence community.

"For the coming year, our priority will be to add new enterprise maintenance customers, and in particular to sign longer-term, nationally recognized accounts," McNew continued. "We will continue to cultivate additional strategic partner relationships. We believe our service delivery model will allow us to scale our business, supporting our goal of improved operating margins and increased profitability, and ultimately the enhancement of shareholder value."

The Company will host a conference call for investors at 11 a.m. EDT on Thursday, May 27, 2004, to review the financial and operational results for the quarter and year. The conference call phone number is 888-391-0063 for U.S. callers and 212-676-5404 for international callers. The conference call replay will be available from 1 p.m. EDT on Thursday, May 27, 2004, to 1 p.m. EDT on Friday, May 28, 2004. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21196644.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

                          Halifax Corporation
                        Summary Financial Data
               (In Thousands, except per share amounts)



Statement of operations      For the three months    For the years
                                ended March 31      ended March 31,
                                2004      2003       2004     2003
Revenues                        $13,020   $11,000   $49.537  $50,418

Operating income                    205       309     1,054    1,337

Other income                          -        20        15       20

Interest expense                  (172)     (150)     (591)    (649)

Income tax benefit (expense)      3,790      (15)     3,750     (60)

Net income                       $3,823      $164    $4,228     $648


Earnings per common share -
basic                             $1.31      $.07     $1.60     $.30

Earnings per common share -
diluted                           $1.25      $.07     $1.54     $.30

Weighted average number of
common shares outstanding
  Basic                           2,910     2,176     2,638    2,176

 Diluted                          3,065     2,245     2,787    2,212



Balance Sheets                          March 31, 2004   March 31, 2003
Current assets
 Cash                                               $430           $568
 Trade accounts receivable, net                    9,364          8,408
  Inventory, net                                   5,845          4,323
  Prepaid expenses and other current                 599            267
   assets
  Deferred tax asset                               1,204              -

Total current assets                              17,442         13,566

Property and equipment, net                        1,598          1,307
Goodwill and intangibles, net                      4,606          2,966
Other assets                                         149            142
Defered tax asset                                  2,696              -

Total assets                                     $26,491        $17,981

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued expenses           $6,723         $6,097
  Deferred maintenance revenue                     2,543          2,268
Current portion of long-term debt                    523            109

Total current liabilities                          9,789          8,474

Long-term bank debt                                7,246          5,741
Subordinated debt - affiliate                      2,400          4,000
Deferred income                                      337            397

Total liabilities                                 19,772         18,612

Stockholders' equity (deficit)                     6,719          (631)

Total liabilities and stockholders'
equity (deficit)                                 $26,491        $17,981

